Exhibit 99.1

This Statement on Form 4 is filed by

The Name of the Designated Filer hereof is: Marshall S. Geller
The Date of Event requiring statement hereof is: December 27, 2011
The Issuer Name and Ticker or Trading Symbol is: National Holdings Corporation (NHLD.OB)

/s/ Marshall S. Geller
Marshall S. Geller